Exhibit 10.44

info@portola.com www.portola.com	T: 650.246.7000 F: 650.246.7376	270 East Grand Avenue South San Francisco, CA 94080

Innovative Science. Patient Focused.

August 31, 2018

Tao Fu

Portola Pharmaceuticals, Inc.

270 East Grand Avenue

South San Francisco, CA 94080

Dear Tao:

This letter sets forth the substance of the separation and consulting agreement (the “Agreement”) between you and Portola Pharmaceuticals, Inc. (the “Company”).

1.Separation/Final Pay. You hereby tender your voluntary resignation from all positions you hold with the Company, effective as of September 21, 2018 (the “Separation Date”). On the Separation Date, the Company will pay you all accrued salary, and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings.

2.Consulting. If you timely enter into this Agreement, allow it to become effective, and remain in compliance with its terms, then the Company will engage you as a consultant under the terms set forth below.

a.Consulting Period. You will serve as a consultant to the Company beginning on the Separation Date and ending on March 1, 2019 (the “Consulting Period”), unless terminated earlier pursuant to Section 2(h).

b.Consulting Services. As a consultant, you will be responsible for assisting the Company in any area of your expertise, as reasonably requested by the Company (the “Consulting Services”), not to exceed one (1) day per week or forty (40) hours per month. You will conduct the Consulting Services at a location and during times to be mutually agreed upon, and will exercise the highest degree of professionalism. You will be directed in all of your Consulting Services by either Interim Co-Presidents of the Company (or either of their designees).

c.Compensation.

i.Cash Compensation. During the Consulting Period, the Company will pay you consulting fees equal to $350 per hour (the “Consulting Fees”). No part of the Consulting Fees will be subject to withholding for the payment of any social security, federal, state or any other employee payroll taxes. The Company will report the Consulting Fees by filing Form 1099-MISC with the Internal Revenue Service to the extent required by law.

ii.Equity. During your employment with the Company, you were granted certain equity interests in the Company. During the Consulting Period, these interests will continue to vest under the existing terms as set forth in the governing equity agreements, with time vesting and performance-based vesting (as to the applicable milestones, if met) to continue during the Consulting Period. Except as provided in this Agreement, all rights and obligations with respect to your equity interests will be as set forth in the applicable agreements, grant notices and plan documents. You are encouraged to obtain independent tax advice concerning your options and how the terms of this Agreement may affect the tax treatment of your interest.

d.Independent Contractor Status. You agree that during the Consulting Period, (i) you will be an independent contractor to the Company and not an employee of the Company, and (ii) the Company will not make payments for state or federal income tax, FICA (social security and Medicare), make unemployment insurance or disability insurance contributions, or obtain workers’ compensation insurance on your behalf.

e.Protection of Information. You agree that during the Consulting Period and thereafter, you will not use or disclose any confidential or proprietary information or materials of the Company that you obtain or develop in the course of performing consulting services for the Company. Any and all work product you create in the course of performing consulting services for the

info@portola.com www.portola.com	T: 650.246.7000 F: 650.246.7376	270 East Grand Avenue South San Francisco, CA 94080

Innovative Science. Patient Focused.

Company will be the sole and exclusive property of the Company. You hereby assign to the Company all right, title, and interest in all inventions, techniques, processes, materials, and other intellectual property developed in the course of performing consulting services for the Company.

f.Limitations on Authority. You will have no responsibilities or authority as a consultant to the Company other than as provided above. You agree not to represent or purport to represent the Company in any manner whatsoever to any third party except with the prior written consent of either Interim Co-President of the Company or his/her designee.

g.Standards of Conduct; Noncompetition. You agree not to engage in any conduct during the Consulting Period that is detrimental to the interests of the Company. You further agree during the Consulting Period that you will not, directly or indirectly, as an officer, director, employee, consultant, owner, manager, member, partner, or in any other capacity solicit, perform, or provide, or attempt to perform or provide Conflicting Services in the United States, nor will you assist another person to solicit, perform or provide or attempt to perform or provide Conflicting Services in the United States. You and the Company agree that for purposes of this Agreement, “Conflicting Services” means any product, service, or process or the research and development thereof, of any person or organization other than the Company that is substantially similar to or competitive with a product, service, or process, including the research and development thereof, of the Company. Notwithstanding the above, you will not be deemed to be engaged directly or indirectly in any Conflicting Services if you participate in any such business solely as a passive investor in up to one percent (1%) of the equity securities of a company or partnership, the securities of which are publicly traded.

h.Termination of Consulting Period. Either you or the Company may terminate the Consulting Period, at any time and for any reason, upon thirty (30) days written notice to the other party. If the Company terminates the Consulting Period without Cause, then the Company will accelerate the vesting on your Company equity interests such that you will be deemed vested in all of the shares that would have vested had you remained a consultant through March 1, 2019. For purposes of this Agreement, Cause shall mean any of the following (as determined reasonably and in good faith by the Board): (i) commission of any felony or other crime involving fraud, dishonesty or moral turpitude; (ii) attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) material violation of any contract or agreement with the Company that causes material harm to the Company; or (iv) discovery of conduct during the term of your employment that would have constituted Cause for termination under the terms of your Severance Agreement. You agree that in the event the Company terminates the Consulting Agreement for Cause under the provision of this paragraph 2(h), then you will be required to disgorge all benefits provided to you under the Consulting Agreement, including the benefit of any additional stock rights that vested after the Separation Date.

3.Expense Reimbursements. You agree that, within ten (10) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

4.Return of Company Property. By the close of business on September 21, 2018, you agree to return to the Company all Company documents (and all copies thereof) and other Company property which you have in your possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part); provided, however, that you may retain such Company property that is necessary for your performance of the Consulting Services, subject to your prompt return of such information at the conclusion of the Consulting Period subject to agreement by either of the Interim Co-Presidents or his/her designee.

5.Proprietary Information Obligations. You acknowledge and reaffirm your continuing obligations under your Proprietary Information and Inventions Agreement.

6.Nondisparagement. You agree not to disparage the Company, its officers, directors, employees, shareholders, and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation, and the Company’s officers and members of the Board of Directors agree not to disparage you in any manner likely to be harmful to your personal, business or

info@portola.com www.portola.com	T: 650.246.7000 F: 650.246.7376	270 East Grand Avenue South San Francisco, CA 94080

Innovative Science. Patient Focused.

professional reputations; provided that both you and the Company will respond accurately and fully to any request for information if required by legal process or in connection with a government investigation. In addition, nothing in this provision or this Agreement is intended to prohibit or restrain you in any manner from making disclosures that are protected under the whistleblower provisions of federal or state law or regulation.

7.Release. In exchange for the consideration under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (b) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the California Labor Code (as amended), the California Family Rights Act, the Age Discrimination in Employment Act (“ADEA”) and the California Fair Employment and Housing Act (as amended). Notwithstanding the foregoing, you are not releasing the Company hereby from any obligation to indemnify you pursuant to the Articles and Bylaws of the Company, any valid fully executed indemnification agreement with the Company, applicable law, or applicable directors and officers liability insurance. Also, excluded from this Agreement are any claims that cannot be waived by law.

8.ADEA Release. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you have under the ADEA, and that the consideration given for the waiver and releases you have given in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (a) your waiver and release does not apply to any rights or claims that arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (c) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it sooner); (d) you have seven (7) days following the date you sign this Agreement to revoke this Agreement (in a written revocation sent to me); and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement provided that you do not revoke it (the “Effective Date”).

9.Section 1542 Waiver. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of claims herein, including but not limited to your release of unknown claims.

10.Protected Rights. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the California Department of Fair Employment and Housing, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement.

info@portola.com www.portola.com	T: 650.246.7000 F: 650.246.7376	270 East Grand Avenue South San Francisco, CA 94080

Innovative Science. Patient Focused.

11.No Voluntary Adverse Action; Cooperation. You agree that you will not voluntarily assist any person in bringing or pursuing any claim or action of any kind against the Company or its parents, subsidiaries, affiliates, officers, directors, employees or agents, unless pursuant to subpoena or other compulsion of law. In addition, you agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide accurate and complete information in witness interviews and deposition and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding forgone wages, salary, or other compensation) and will make reasonable efforts to accommodate your scheduling needs.

12.No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

13.Representations. You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise, and have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim. You also represent and warrant that you are not entitled to any severance benefits from the Company in connection with your resignation of employment.

14.Miscellaneous. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.

If this Agreement is acceptable to you, please sign below and return the original to me within twenty-one (21) days. The Company’s offer contained herein will automatically expire if you do not sign and return it within this timeframe.

We wish you the best in your future endeavors.

Sincerely,

By:	/s/ Mardi C. Dier
Mardi C. Dier

Interim Co-President and Chief Financial Officer

I have read, understand and agree fully to the foregoing Agreement:

/s/ Tao Fu
Tao Fu

September 6, 2018
Date